Exhibit 99.2
For Immediate Release

Contact:	Lee Feldman, Peters & Feldman Phone: (203) 854-5848 E-mail: leefeld@ix.netcom.com
John French Named CEO of Prism Business Media/Penton Media; Combined
Company to Operate Under Penton Media Brand
NEW YORK (December 6, 2006) — Wasserstein & Co., LP and MidOcean Partners today announced the appointment of John French as Chief Executive Officer of the combined Prism Business Media/Penton Media company to be formed upon completion of Prism’s previously announced acquisition of Penton Media. The combined company will operate under the Penton Media brand with executive offices located in New York City. The Prism acquisition of Penton is expected to close in the first half of 2007.
French, who has served as CEO of Prism Business Media since the company’s formation in 2005, will also serve as a company director. David B. Nussbaum, the current CEO of Penton Media, will leave the company following completion of the acquisition to pursue other business interests.
“We are extremely pleased that John will be leading the management team for one of the most powerful portfolios of business media brands ever assembled,” said Anup Bagaria, vice chairman of Wasserstein & Co. “We’re confident that John will bring leadership and vision to this exciting new company.”
“We’re grateful for David’s many achievements at Penton over the course of his career with the company,” added Tyler Zachem, a managing director at MidOcean Partners. “David’s efforts have been central to Penton’s current success and we wish him the best of luck in his future endeavors.”
“Penton is one of the most recognized and valued brands in business-to-business media, with roots that reach back more than 100 years,” said French. “We now have the opportunity to create an exciting new future for our customers, our employees and our properties under the Penton banner.”
“I feel honored and privileged to have had the pleasure of leading the Penton team for the past several years,” said Nussbaum. “As a former company executive, John understands Penton’s culture and people well and I wish him, and the entire combined company, the best of luck and success.”
French was named President & Chief Executive Officer of Prism Business Media Inc. in October 2005. He previously served as President of PRIMEDIA Business Magazines and Media, Prism’s predecessor company. French joined PRIMEDIA in 2002 from the Penton Electronics Group, where he was Vice President/Group Director with responsibility for five magazines and four related trade shows. Over the course of his 13-year tenure with Penton, he also served as Group Publisher for the company’s Electronic Design Magazine Group and its Microwaves & RF Magazine Group. Prior to his work for Penton, he held senior sales management positions with other business-to-business media companies, including CMP, PennWell and VNU.
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French Named CEO of Prism/Penton

French received his B.A. degree in Economics from Boston College and is a graduate of the publishing executive education programs at the Kellogg School of Management at Northwestern University and Columbia University. In 2006, he was named by Media Business magazine as one of the business publishing industry’s 60 most influential leaders.
Prism Business Media Inc. is a leader in business-to-business communication and information, connecting qualified buyers and sellers in 21 industry sectors. Prism’s growing portfolio of market-leading brands spans 71 magazines, 170 e-newsletters, 17 industry trade shows and more than 500 rich data products. Each month, more than 3.3 million unique visitors utilize Prism Web sites and services. Prism Business Media is owned by U.S. Equity Partners II, an investment fund sponsored by Wasserstein & Co., LP, and by co-investors Highfields Capital Management and Lexington Partners. For additional information on the company and its businesses, visit www.prismb2b.com.
Penton Media, Inc. (www.penton.com), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to the following industries: aviation; business technology Enterprise Information Technology; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; and natural and organic products. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.
About MidOcean Partners
MidOcean Partners is a premier private equity firm focused on the middle market. Based in New York and London, MidOcean is committed to investing in high-quality middle market companies with stable market positions and opportunities for growth. Targeted sectors include consumer and leisure, media, communications and entertainment, business and financial services and select industrial sectors.
About Wasserstein & Co.
Wasserstein & Co., LP is a leading independent private equity and investment firm, focused primarily on leveraged buyout investments and related investment activities. The Firm manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations, and high net worth individuals. The Firm historically has made investments in media, consumer products and other industry sectors. Representative investments include ALM Media, Harry & David, Mastercraft, Hanley Wood, Real Estate Media, Sportcraft, The Deal and New York Magazine.
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Important legal information
This communication is being made in respect of the proposed merger involving Prism Business Media and Penton Media. In connection with the proposed merger, Penton will be filing a proxy statement for the stockholders of Penton and other documents regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decision, Penton stockholders and investors are urged to read the proxy statement regarding the merger and any
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French Named CEO of Prism/Penton

other relevant documents carefully in their entirety when they become available because the documents will contain important information about the proposed transaction. The proxy statement and other documents filed by Penton will be available free of charge at the SEC’s website, www.sec.gov. The proxy statement and such other documents may also be obtained free of charge from Penton by directing such request to: Corporate Communications Department, Penton Media, Inc., The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503.
Penton and its directors, executive officers and other members of management may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Penton’s directors and executive officers is available in its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 13, 2006. Additional information regarding the interests of such potential participants will be included in the merger-related proxy statement and the other relevant documents filed with the SEC when they become available.